Utz Brands Reports First Quarter 2026 Results and Reaffirms Full Year Guidance
Branded Salty Snacks Growth of 5.2%;
Significant Improvement in Cash Metrics

Hanover, PA – May 6, 2026 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded Salty Snacks and a small-cap growth and value Staples equity, today reported financial results for the Company’s first fiscal quarter ended March 29, 2026.

1Q’26 Summary(1)
•Net Sales increased 2.6% to $361.3 million
•Total Organic Net Sales increased 2.6%; Branded Salty Snacks Organic Net Sales increased 5.2%
•Gross Profit Margin expansion of 200bps
•Adjusted Gross Profit Margin expansion of 210bps
•Net Income decreased to $(2.4) million
•Adjusted Net Income decreased 4.5% to $21.3 million
•EBITDA decreased 12.9% to $30.3 million
•Adjusted EBITDA increased 6.2% to $47.9 million
•Diluted Earnings Per Share decreased to $(0.02)
•Adjusted Earnings Per Share decreased 6.3% to $0.15
•Cash Flow Used in Operations was $12.2 million
•Adjusted Free Cash Flow increased to $(25.9) million
•Net Leverage Ratio improved and decreased 0.4x to 3.6x

(1) All comparisons for the first quarter of 2026 are to the first quarter of 2025 (ended March 30, 2025).
“I’m pleased with our solid start to the year, as we delivered 2.6% Net Sales growth and 5.2% Branded Salty Snacks growth, gained dollar share in the Salty Snacks category(2), and continued to expand Adjusted EBITDA margins” said Howard Friedman, Chief Executive Officer of Utz.

Mr. Friedman continued, “The category has demonstrated signs of continued improvement with solid growth in the first quarter. Looking ahead to the remainder of 2026, we expect it to remain a dynamic operating environment and we are committed to our playbook of driving Branded Salty Snacks growth, generating productivity, and reinvesting in marketing and geographic expansion. We believe the flexibility of our model will allow us to succeed in an evolving consumer and category backdrop.”

“Adjusted Free Cash Flow improved sharply in the first quarter with our focus on working capital management and normalizing capital expenditures,” said BK Kelley, EVP and Chief Financial Officer of Utz. “Leverage at 3.6x was down considerably from a year ago, and we expect leverage to improve further as we progress through 2026. We are reaffirming all aspects of our 2026 guidance.”

	13-Weeks Ended
(in $millions, except per share amounts)	March 29, 2026	March 30, 2025	% Change

Net Sales	$361.3	$352.1	2.6%
Organic Net Sales	361.3	352.1	2.6%

Gross Profit	91.9	82.4	11.5%
Gross Profit Margin	25.4%	23.4%	200	bps
Adjusted Gross Profit	111.4	101.2	10.1%
Adjusted Gross Profit Margin	30.8%	28.7%	210	bps

Selling, General, and Administrative	85.4	77.4	10.3%
Selling, General, and Administrative Margin	23.6%	22.0%	160	bps
Adjusted Selling, General, and Administrative	63.5	56.1	13.2%
Adjusted Selling, General and Administrative Margin	17.6%	15.9%	170	bps

Net (Loss) Income	(2.4)	5.7	nm
Net (Loss) Income Margin	(0.7)%	1.6%	nm
Adjusted Net Income	21.3	22.3	(4.5)%
EBITDA	30.3	34.8	(12.9)%
Adjusted EBITDA	47.9	45.1	6.2%
Adjusted EBITDA Margin	13.3%	12.8%	50	bps
Basic (Loss) Income Per Share(1)	$(0.02)	$0.09	nm
Adjusted Earnings Per Diluted Share(1)	$0.15	$0.16	(6.3)%
Cash Flow From Operations	(12.2)	(20.2)	39.6%
Adjusted Free Cash Flow	(25.9)	(58.2)	55.5%

First Quarter 2026 Results

First quarter Net Sales increased 2.6% to $361.3 million compared to $352.1 million in the prior year period. Organic Net Sales increased 2.6% year-over-year, driven by a favorable net price realization of 3.7% partially offset by lower volume/mix contribution of (1.1)%. The Bonus Packs promotion in the prior year first quarter had a net neutral 2.7 point impact on both volume/mix and price. Excluding the Bonus Packs promotion, volume/mix increased 1.6% and net price realization increased 1.0%. Branded Salty Snacks Organic Net Sales(3) (representing 89% of total Net Sales) increased 5.2% led by our Power Four Brands, offset by a 14.3% decline in Non-Branded & Non-Salty Snacks Organic Net Sales(3), primarily due to Non-Branded, which was impacted by accelerated elimination of low margin items.

For the 13-week period ended March 29, 2026, the Company’s Branded Salty Snacks Retail Sales increased 4.6% versus the prior year period, outperforming the 2.4% increase for the Salty Snack category overall(3). On a 2-year stack basis, total Company Branded Salty Snacks Retail Sales also increased 4.6%, outperforming a 0.7% increase for the Salty Snack category. The Company’s Retail Volumes decreased by 3.0%, impacted by the lap of Bonus Packs, compared to a 1.5% increase for the Salty Snack category. On a 2-year stack basis, the Company’s Retail Volumes increased 2.7%, outperforming a 0.1% decrease for the Salty Snack category. The Company drove Retail Sales gains in both its Core and Expansion Geographies(2)(3). The Company’s Power Four Brands of Utz®, On The Border®, Zapp’s® and Boulder Canyon® Retail Sales increased by 6.7%.

Gross Profit Margin of 25.4% increased 200bps compared to 23.4% in the prior year period. Adjusted Gross Profit Margin of 30.8% expanded 210bps compared to 28.7% in the prior year period. The increase in both Gross Margin and Adjusted Gross Profit Margin was driven by productivity savings, which more than offset supply chain cost inflation.

Selling, General, and Administrative Expenses (“SG&A Expenses”) were $85.4 million, or 23.6% of Net Sales, compared to $77.4 million, or 22.0% of Net Sales, in the prior year period. Adjusted SG&A Expenses were $63.5 million, or 17.6% of Net Sales, compared to $56.1 million, or 15.9% of Net Sales, in the prior year period. The increase in both SG&A Expenses and Adjusted SG&A Expenses as a percentage of Net Sales were primarily due to increased marketing, and adding capabilities to support the Company’s geographic expansion and growth initiatives.

The Company reported a Net Loss of $2.4 million compared to Net Income of $5.7 million in the prior year period. Net Income in the prior year period benefited from an $11 million gain from the remeasurement of the warrant liability. Adjusted Net Income in the quarter decreased 4.5% to $21.3 million compared to $22.3 million in the prior year period. Adjusted Earnings Per Share decreased 6.3% to $0.15 compared to $0.16 in the prior year period. The Adjusted Earnings Per Share decrease was primarily the result of lower Adjusted Net Income, driven by an increase in depreciation and amortization.

The Company reported EBITDA of $30.3 million compared to EBITDA of $34.8 million in the prior year period. Adjusted EBITDA increased 6.2% to $47.9 million, or 13.3% as a percentage of Net Sales, compared to $45.1 million, or 12.8% as a percentage of Net Sales, in the prior year period. The increase in Adjusted EBITDA was driven by Adjusted Gross Profit Margin expansion, which more than offset the increase in Adjusted SG&A expenses.

(1) Versus prior year period.
(2) As measured by Circana MULO+ w/convenience.
(3) See “Other Defined Terms” for definitions.

Balance Sheet and Cash Flow Highlights

•As of March 29, 2026
◦Total liquidity of $196.1 million, consisting of cash on hand of $73.7 million and $122.4 million available under the Company’s revolving credit facility.
◦Net debt of $780.3 million resulting in a Net Leverage Ratio of 3.6x based on trailing twelve months     Adjusted EBITDA of $219.3 million.

•For the thirteen weeks ended March 29, 2026
◦Cash flow used in operations was $12.2 million.
◦Capital expenditures were $13.8 million, and dividends and distributions paid were $9.7 million.
◦Adjusted Free Cash Flow of $(25.9) million.

Share Repurchase Program

The Company did not repurchase shares during the first quarter of 2026 and has $50 million remaining under its stock repurchase program adopted in February 2026.

Fiscal Year 2026 Outlook

The Company will benefit from a 53rd week in the fourth quarter of 2026. Guidance has indicated the impact of the 53rd week, where appropriate. The Company is reiterating all aspects of 2026 guidance. For the fiscal year 2026, the

Company continues to expect:
•Organic Net Sales growth of 2% to 3%, assuming a flat Salty Snacks category at midpoint, led by continued Branded Salty Snacks growth, particularly the Power Four Brands. This metric excludes the 53rd week

◦We expect that the 53rd week will benefit Reported Net Sales by approximately $20 million in the fourth quarter of 2026

•Productivity savings of approximately 4% of Adjusted COGS

•Adjusted EBITDA growth of 5% to 8% and Adjusted EBITDA margin expansion, led by Adjusted Gross Margin expansion fueled by strong productivity cost savings and improved product mix. This metric includes the 53rd week
◦We expect that the 53rd week will benefit Adjusted EBITDA by approximately $3 million in the fourth quarter of 2026

•Adjusted EPS decline in range of 3% to 6%, driven primarily by higher depreciation and amortization of approximately $13 million, higher interest expense, and a higher tax rate, the impact of these three items equating to approximately 12 cents

◦We expect that the 53rd week will benefit Adjusted EPS by 2 cents in the fourth quarter of 2026
•Adjusted Free Cash Flow in the range of $60 and $80 million

◦Adjusted Free Cash Flow is defined as Cash Flows From Operating Activities less Capital Expenditures Plus Net Sales of Property and Equipment

The Company also continues to expect:

•An effective tax rate (normalized GAAP basis tax expense, which excludes one-time items) of between 17-19%;
•Interest expense in the range of $47 to $49 million;
•Depreciation and amortization in the range of $93 to $97 million
•Capital expenditures in the range of $60 to $65 million with the majority focused on delivering accelerated productivity savings and supporting targeted growth initiatives; and
•Net Leverage Ratio between 3.0x - 3.2x at fiscal year-end 2026

Quantitative reconciliations are not available for the forward-looking non-GAAP financial measures used herein without unreasonable efforts due to the high variability, complexity, and low visibility with respect to certain items which are excluded from Organic Net Sales, Adjusted COGS, Adjusted EBITDA, Adjusted Free Cash Flow, Net Leverage Ratio, normalized GAAP basis tax expense, excluding one-time items, and Adjusted Earnings Per Share, respectively. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Conference Call and Webcast Presentation

The Company has also posted a pre-recorded management discussion of its first quarter results to its website at https://investors.utzsnacks.com. In addition, the Company will host a live question and answer session with analysts at 8:30 a.m. Eastern Time today. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://

investors.utzsnacks.com to access the live listen-only webcast. Participants can also dial in over the phone by calling 1-888-596-4144. The Event Plus passcode is 3860587. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands, including Utz®, On The Border® Chips & Dips, Zapp’s®, and Boulder Canyon®, among others.

After over a century with a strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz's products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz has multiple manufacturing facilities located across the U.S. to serve our growing customer base. For more information, please visit the Company’s website or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its Investor Relations website, U.S. Securities and Exchange Commission (the “Commission”) filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products, and other Company information. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s Investor Relations website.

Investor Contact
Trevor Martin
Utz Brands, Inc.
tmartin@utzsnacks.com

Media Contact
Colleen Farley
Utz Brands, Inc.
cfarley@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements made herein that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” "forecast,” "intend,” "expect,” “anticipate,” “believe,” “seek,” “target” “goal”, “on track” or other similar words, phrases or expressions. These forward-looking statements include future plans for the Company, including outlook for fiscal 2026, assumptions for category performance, plans related to the transformation of the Company’s supply chain, the Company’s product mix, the Company’s expectations regarding its level of indebtedness and associated interest expense impacts; the estimated or anticipated future results and benefits of the Company’s future plans and operations; the Company’s cost savings plans and the Company’s logistics optimization efforts; the effects of tariffs, inflation or supply chain disruptions on the Company or its business; the benefits of the Company’s productivity initiatives; the effects of the Company’s marketing and innovation initiatives; the Company’s future capital structure; future opportunities for the Company’s growth; statements regarding the Company’s projected balance sheet and liabilities, including net leverage; and other statements that are not historical facts.

These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. Some factors that could cause actual results to differ include, without limitation:

we operate in the highly competitive and increasingly consolidated snack food industry; demand for our products may be adversely affected by changes in consumer preferences and tastes or if we are unable to innovate or market our products effectively; our reputation or brand image might be impacted as a result of issues or concerns relating to the quality and safety of our products, ingredients or packaging, processing techniques, which in turn could negatively impact our operating results; changes in retail distribution arrangements can result in the loss of retail shelf space and disrupt sales of food products, causing our sales to fall; our DTW delivery network system relies on a significant number of brokers, wholesalers and logistics companies, and our DSD network system and regional third-party distributor network relies on a significant number of independent operators and third-party distributors, and such reliance could affect our ability to effectively and profitably distribute and market products, maintain existing markets and expand business into other geographic markets; the evolution of e-commerce retailers and sales channels may adversely affect us; disruption to our manufacturing operations, supply chain or distribution channels could impair our ability to produce or deliver finished products and negatively impact our operating results; our results of operations and profitability may continue to be adversely affected by inflation, including from rising labor costs and the effects of shortages of raw materials, energy, water and other supplies; all of our products must be compliant with laws and regulations promulgated by various governmental authorities, and changes in the legal and regulatory environment, including with respect to the One Big Beautiful Bill Act, could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation or other regulatory action; we may be unable to successfully identify and execute acquisitions or dispositions or to successfully integrate acquisitions or carve out dispositions; the geographic concentration of our markets may adversely impact us if we are unable to effectively diversify the markets in which we participate; we may not be able to attract and retain the highly skilled people we need to support our business; impairment in the carrying value of goodwill or other intangible assets could have an adverse impact on our results; our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brands; climate change or legal, regulatory or market measures to address climate change may negatively affect our business and operations or damage our reputation, and liabilities, claims or new laws or regulations with respect to environmental matters could have a significant negative impact on our business; we are subject to increasing focus on ESG issues, including those related to climate change, and any perceived failure by us to meet ESG initiatives may negatively impact our business; our debt instruments contain covenants that impose restrictions on our operations that may adversely affect our ability to operate our business if we fail to meet those covenants or otherwise suffer a default thereunder; we are subject to risks from changes to the trade policies and tariff and import/export regulations by the U.S. and/or other foreign governments; resales of shares of our Class A Common Stock could affect the market price of our Class A Common Stock; we are a holding company dependent upon distributions made by our subsidiaries to pay taxes, make payments under the Company’s Tax Receivable Agreement (the “TRA”) and pay dividends; pursuant to the TRA, we are required to make certain payments to certain noncontrolling interest holders, and those payments may be substantial; Delaware law, our organizational documents and certain other agreements contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts; our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders; certain of our significant stockholders whose interests may differ from those of our other stockholders have the ability to significantly influence our business and management; and other risks and uncertainties set forth in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 28, 2025 and in the other reports we file with the Commission from time to time.

Forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results and identify trends in our underlying operating results, and it provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with generally accepted accounted principles in the United States (“GAAP”) and may exclude items that are significant to understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations, earnings per share or other measures of profitability, liquidity, or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP measures reported, should not be considered replacements for, or superior to, the GAAP measures, and may not be comparable to similarly named measures used by other companies. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. We believe that these non-GAAP financial measures provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date when considered with both the GAAP results and the reconciliations to the most comparable GAAP measures, and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of management judgment about which items of expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

During the first quarter of 2026, the Company revised the categorization of certain charges and gains that were historically categorized as acquisition, divestitures and investments, business transformation, and financing-related costs. The Company is now presenting the associated charges and gains within the categories supply chain transformation and corporate transformation. The nature of the charges and gains included in these adjustments, as well as the total amount of all of these adjustments in all prior periods presented, are unchanged We believe that this change provides a better reflection of the impact of the charges and gains and aligns with how management views the adjustments internally. Prior period balances have been reclassified to conform to the current presentation. Additionally, the Company has revised the presentation of its reconciliations of Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Selling, General, and Administrative Expenses, EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Earnings Per Share to the most directly comparable GAAP measures. We believe the revised presentation of reconciliation information provides investors with helpful context on the impacts of the adjustments.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:
•Organic Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Adjusted Cost of Goods Sold (COGS)
•Adjusted Selling, General and Administrative Expense
•Adjusted Selling, General and Administrative Expense as % of Net Sales (Adjusted Selling, General and Administrative Expense Margin)
•Adjusted Net Income
•Adjusted Earnings Per Share
•Adjusted Earnings Before Taxes
•EBITDA

•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Effective Normalized Tax Rate
•Net Leverage Ratio
•Adjusted COGS
•Branded Salty Snacks Organic Net Sales
•Non-Branded & Non-Salty Snacks Organic Net Sales
•Adjusted Free Cash Flow

Organic Net Sales is defined as Net Sales excluding the impacts of acquisitions, divestitures and independent operator (“IO”) route conversions that took place after 1Q’2024.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, supply chain transformation, and corporate transformation. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit Margin.

Adjusted Cost of Goods Sold (COGS) represents Net Sales less Adjusted Gross Profit

Adjusted Selling, General and Administrative Expense is defined as all Selling, General and Administrative expense excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Selling, General and Administrative Expense excludes the impact of costs that fall within the categories of non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, supply chain transformation, and corporate transformation. We also report Adjusted Selling, General and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, General and Administrative Margin.

Adjusted Net Income is defined as Net Income excluding Depreciation and Amortization expense, a non-cash item, related to fair value adjustments on property, plant, and equipment, and definite-lived intangibles relating to business combinations recorded in prior periods. In addition, Adjusted Net Income excludes deferred financing fees, interest income, and expense relating to IO loans and certain non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging, and purchase commitments adjustments, asset impairments, supply chain transformation, corporate transformation, remeasurement of warrant liabilities. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Before Taxes is defined as Adjusted Net Income before normalized GAAP basis tax expense.

Adjusted Earnings Per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding for each period on a fully diluted basis assuming the shares of Class V Common Stock of the Company are converted to Class A Common Stock of the Company.

EBITDA is defined as Net Income Before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash adjustments and/or other cash adjustment items, such as stock-based compensation, hedging and purchase commitments adjustments, asset impairments, supply chain transformation, and corporate transformation. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release because the financial information contained in the release can be used in the evaluation of Utz’s operating performance compared to other companies in the Salty

Snack industry, as similar measures are commonly used by companies in this industry. In this release, we also provide Adjusted EBITDA as a percentage of Net Sales as an additional measure for readers to evaluate our Adjusted EBITDA Margin.

Adjusted Free Cash Flow is defined as Cash Flow from Operating Activities on the Consolidated Statements of Cash Flows less Purchases of Property and Equipment (Capital Expenditures) plus Net Proceeds from Sale of Property and Equipment, both included in Cash flow from investing activities on the Consolidated Statements of Cash Flows.

Effective Normalized Tax Rate is defined as normalized GAAP basis tax expense, which excludes one-time items, divided by Adjusted Earnings before Taxes.

Net Leverage Ratio is defined as trailing twelve month Adjusted EBITDA divided by Net Debt. Net Debt is defined as Gross Debt less Cash and Cash Equivalents.

Other Defined Terms:

Branded Salty Snacks is defined as Power Four Brands and Other Brands. Power Four Brands consist of the Utz® brand, On The Border®, Zapp’s®, and Boulder Canyon®. Other Brands include Golden Flake®, TORTIYAHS!®, Hawaiian®, Bachman®, Tim’s Cascade®, Dirty Potato Chips®, TGI Fridays® and Vitner's®.

Non-Branded & Non-Salty Snacks is defined as partner brands, private label, co-manufacturing for which we are the manufacturer, Utz branded non-salty snacks such as On The Border® Dips and Salsa, and sales not attributable to specific brands.

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the thirteen weeks ended March 29, 2026 and March 30, 2025
(In millions, except share information)
(Unaudited)

	Thirteen weeks ended March 29, 2026	Thirteen weeks ended March 30, 2025
Net sales	$361.3	$352.1
Cost of goods sold	269.4	269.7
Gross profit	91.9	82.4

Selling, general, and administrative expenses
Selling	51.1	41.5
General and administrative	34.3	35.9
Total selling, general, and administrative expenses	85.4	77.4

Gain on sale of assets, net	1.3	0.7

Income from operations	7.8	5.7
Other loss, net
Interest expense	(10.4)	(11.5)
Loss on debt extinguishment	—	(0.5)
Other income	0.8	0.4
Gain on remeasurement of warrant liability	—	11.0
Other loss, net	(9.6)	(0.6)

(Loss) income before taxes	(1.8)	5.1
Income tax expense (benefit)	0.6	(0.6)
Net (loss) income	(2.4)	5.7
Net loss attributable to noncontrolling interest	0.7	1.8
Net (loss) attributable to controlling interest	$(1.7)	$7.5

(Loss) income per Class A Common stock: (in dollars)
Basic	$(0.02)	$0.09
Diluted	$(0.02)	$0.09
Weighted-average shares of Class A Common stock outstanding
Basic	88,347,854	85,721,393
Diluted	88,347,854	87,535,340

Net (loss) income	$(2.4)	$5.7
Other comprehensive income (loss):
Change in fair value of interest rate swap	2.3	(6.4)
Comprehensive loss	(0.1)	(0.7)
Net comprehensive (income) loss attributable to noncontrolling interest	(0.2)	4.3
Net comprehensive (loss) income attributable to controlling interest	$(0.3)	$3.6

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
March 29, 2026 and December 28, 2025
(In millions, except per share information)

	As of March 29, 2026	As of December 28, 2025
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$73.7	$120.4
Accounts receivable, less allowance of $3.3 for each period	113.4	100.8
Inventories	122.5	119.3
Prepaid expenses and other assets	46.3	39.9
Current portion of notes receivable	4.0	4.0
Total current assets	359.9	384.4
Non-current Assets
Assets held for sale	10.4	10.3
Property, plant and equipment, net	379.9	379.2
Goodwill	865.2	865.2
Intangible assets, net	956.5	963.9
Non-current portion of notes receivable	10.8	10.8
Other assets	203.4	179.8
Total non-current assets	2,426.2	2,409.2
Total assets	$2,786.1	$2,793.6
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	$30.3	$31.4
Current portion of other notes payable	6.1	6.5
Accounts payable	188.3	197.4
Accrued expenses and other	90.3	87.9
Total current liabilities	315.0	323.2
Non-current portion of term debt and revolving credit facility	812.0	818.2
Non-current portion of other notes payable	13.1	14.2
Non-current accrued expenses and other	181.4	166.5
Deferred tax liability	127.2	126.6
Total non-current liabilities	1,133.7	1,125.5
Total liabilities	1,448.7	1,448.7
Commitments and Contingencies
Equity
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 88,430,658 and 87,509,774 shares issued and outstanding as of March 29, 2026 and December 28, 2025, respectively	—	—
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 55,349,000 shares issued and outstanding as of both March 29, 2026 and December 28, 2025	—	—
Additional paid-in capital	1,039.2	1,037.0
Accumulated deficit	(334.4)	(326.6)
Accumulated other comprehensive income	4.7	3.3
Total stockholders' equity	709.5	713.7
Noncontrolling interest	627.9	631.2
Total equity	1,337.4	1,344.9
Total liabilities and equity	$2,786.1	$2,793.6

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the thirty-nine weeks ended March 29, 2026 and March 30, 2025
(In millions)
(Unaudited)

	Thirteen weeks ended March 29, 2026	Thirteen weeks ended March 30, 2025
Cash flows from operating activities
Net (loss) income	$(2.4)	$5.7
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	22.5	18.7
Gain on remeasurement of warrant liability	—	(11.0)
Gain on sale of assets	(1.3)	(0.7)
Loss on debt extinguishment	—	0.5
Share-based compensation	3.9	4.3
Deferred taxes	0.6	0.1
Deferred financing costs	0.3	0.3
Changes in assets and liabilities:
Accounts receivable, net	(12.6)	(15.1)
Inventories	(3.2)	(6.2)
Prepaid expenses and other assets	(3.5)	(7.1)
Accounts payable and accrued expenses and other	(16.5)	(9.7)
Net cash used in operating activities	(12.2)	(20.2)
Cash flows from investing activities
Purchases of property and equipment	(13.8)	(38.8)
Proceeds from sale of property and equipment	0.1	0.8
Proceeds from sale of routes	8.3	5.0
Proceeds from the sale of IO notes	1.5	0.5
Purchases of IO routes and other changes in note receivables	(11.6)	(8.2)
Net cash used in investing activities	(15.5)	(40.7)
Cash flows from financing activities
Borrowings on line of credit	60.0	85.0
Repayments on line of credit	(60.0)	(35.2)
Borrowings on term debt and notes payable	—	38.5
Repayments on term debt and notes payable	(7.6)	(8.0)
Payment of debt issuance cost	—	(1.7)
Payments of tax withholding requirements for employee stock awards	(1.7)	(2.2)
Dividends paid	(6.2)	(5.4)
Distribution to noncontrolling interest	(3.5)	(3.5)
Net cash (used in) provided by financing activities	(19.0)	67.5
Net (decrease) increase in cash and cash equivalents	(46.7)	6.6
Cash and cash equivalents at beginning of period	120.4	56.1
Cash and cash equivalents at end of period	$73.7	$62.7

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures
(Amounts may not sum due to rounding)

Net Sales and Organic Net Sales

	13-Weeks Ended
(dollars in millions)	March 29, 2026	March 30, 2025	Change
Net Sales as Reported	$361.3	$352.1	2.6%
Organic Net Sales (1)	$361.3	$352.1	2.6%
(1) Organic Net Sales excludes the Impact of Dispositions.

Net Sales Growth Drivers

	13-Weeks Ended March 29, 2026
(% change in prior year net sales)	Branded Salty Snacks (1)	Non-Branded & Non-Salty Snacks (2)	Total
Net Sales as Reported	$321.7	$39.6	$361.3
Net Sales as Reported Growth Versus Prior Year	5.2%	(14.3)%	2.6%

Volume/mix	1.1%	(15.1)%	(1.1)%
Pricing	4.1	0.8	3.7
Organic Net Sales Growth Versus Prior Year	5.2%	(14.3)%	2.6%
Divestiture	—	—	—
Net Sales as Reported Growth Versus Prior Year	5.2%	(14.3)%	2.6%
(1) Branded Salty Snacks sales excluding IO unreported sales.
(2) Non-Branded & Non-Salty Snacks including IO unreported sales.

Adjusted Gross Profit; Adjusted Gross Margin, Adjusted Selling, General, and Administrative Expenses, EBITDA, Adjusted EBITDA,
Adjusted Net Income, and Adjusted Earnings per Share

	13-weeks Ended March 29,2026
(dollars in millions)	As Reported	Depreciation and Amortization	Other Adj.		EBITDA	(5) Supply Chain Transformation	(6) Corporate Transformation	(7) Other Non-Cash Adj.	Other Adj.	Adjusted EBITDA		(9) Other Adj.	Adjusted Net Income
Net sales	$361.3	$—	$—		$361.3	$—	$—	$—	$—	$361.3		$—	$361.3
Cost of goods sold	(269.4)	10.9	—		(258.5)	7.6	2.5	(1.5)	—	(249.9)		(8.9)	(258.8)
Gross profit	91.9	10.9	—		102.8	7.6	2.5	(1.5)	—	111.4	(1)	(8.9)	102.5
Gross margin	25.4%									30.8%	(1)
Selling, general and administrative expenses	(85.4)	11.6	—		(73.8)	0.3	4.7	5.3	—	(63.5)	(2)	(2.9)	(66.4)
Gain on sale of assets, net	1.3	—	—		1.3	—	(1.3)	—	—	—		—	—
Income from operations	7.8	22.5	—		30.3	7.9	5.9	3.8	—	47.9		(11.8)	36.1
Interest expense	(10.4)	—	10.4		—	—	—	—	—	—		(10.1)	(10.1)
Other income, net	0.8	—	(0.8)	(8)	—	—	—	—	—	—		0.1	0.1
Loss (income) before income taxes	(1.8)	22.5	9.6		30.3	7.9	5.9	3.8	—	47.9		(21.8)	26.1
Income tax expense	0.6	—	(0.6)		—	—	—	—	—	—		4.8	4.8
Net loss (income)	$(2.4)	$22.5	$10.2		$30.3	$7.9	$5.9	$3.8	$—	$47.9	(3)	$(26.6)	$21.3	(4)

						Average Weighted Basic Shares Outstanding on an As-Converted Basis							143.7
						Fully Diluted Shares on an As-Converted Basis							143.9
						Adjusted Earnings Per Share							$0.15

	13-weeks Ended March 30,2025
(dollars in millions)	As Reported	Depreciation and Amortization	Other Adj.		EBITDA	(5) Supply Chain Transformation	(6) Corporate Transformation	(7) Other Non-Cash Adj.	Other Adj.	Adjusted EBITDA		(9) Other Adj.	Adjusted Net Income
Net sales	$352.1	$—	$—		$352.1	$—	$—	$—	$—	$352.1		$—	$352.1
Cost of goods sold	(269.7)	8.0	—		(261.7)	8.3	1.4	1.1	—	(250.9)		(5.7)	(256.6)
Gross profit	82.4	8.0	—		90.4	8.3	1.4	1.1	—	101.2	(1)	(5.7)	95.5
Gross margin	23.4%									28.7%	(1)
Selling, general and administrative expenses	(77.4)	10.7	—		(66.7)	0.7	5.3	4.6	—	(56.1)	(2)	(2.2)	(58.3)
Gain on sale of assets, net	0.7	—	—		0.7	(0.3)	(0.4)	—	—	—		—	—
Income from operations	5.7	18.7	—		24.4	8.7	6.3	5.7	—	45.1		(7.9)	37.2
Interest expense	(11.5)	—	11.5		—	—	—	—	—	—		(10.5)	(10.5)
Loss on debt extinguishment	(0.5)	—	—		(0.5)	—	0.5	—	—	—		—	—
Gain on remeasurement of warrant liability	11.0	—	—		11.0	—	—	—	(11.0)	—		—	—
Other income, net	0.4	—	(0.5)	(8)	(0.1)	—	0.1	—	—	—		0.5	0.5
Income before income taxes	5.1	18.7	11.0		34.8	8.7	6.9	5.7	(11.0)	45.1		(17.9)	27.2
Income tax (benefit) expense	(0.6)	—	0.6		—	—	—	—	—	—		4.9	4.9
Net (loss) income	$5.7	$18.7	$10.4		$34.8	$8.7	$6.9	$5.7	$(11.0)	$45.1	(3)	$(22.8)	$22.3	(4)

						Average Weighted Basic Shares Outstanding on an As-Converted Basis							141.4
						Fully Diluted Shares on an As-Converted Basis							143.2
						Adjusted Earnings Per Share							$0.16

(1) Adjusted Gross Profit and Adjusted Gross Margin were $111.4 million and 30.8%, respectively for the thirteen weeks ended March 29, 2026, and $101.2 million and 28.7% for the thirteen weeks ended March 30, 2025, respectively.

(2) Adjusted Selling, General and Administrative was $63.5 million and $56.1 million for the thirteen weeks ended March 29, 2026 and thirteen weeks ended March 30, 2025, respectively.

(3) Adjusted EBITDA was $47.9 million and $45.1 million for the thirteen weeks ended March 29, 2026 and thirteen weeks ended March 30, 2025, respectively.

(4) Adjusted Net Income was $21.3 million and $22.3 million for the thirteen weeks ended March 29, 2026 and thirteen weeks ended March 30, 2025, respectively.

(5) Supply Chain Transformation initiatives representing start-up costs, warehousing and logistical transformations, restructuring and cost reduction activities as part of efforts to enhance long-term profitability, and other manufacturing initiatives that do no reflect the cost of normal business operations. For the thirteen weeks ended March 29, 2026 and thirteen weeks ended March 30, 2025, supply chain transformation initiatives were $7.9 million and $8.7 million, respectively.

(6) Corporate Transformation are comprised primarily of costs related to severance and other people restructuring costs, Insignia integration, information technology and data transformation, litigation, gain and losses realized from the sale of distribution rights to IOs, gain and losses on the sale of assets, and consulting and professional fees related to transformation initiatives. For the thirteen weeks ended March 29, 2026 and thirteen weeks ended March 30, 2025, corporate transformation initiatives were $5.9 million and $6.9 million, respectively.

(7) Other Non-Cash Adjustments for the thirteen weeks ended March 29, 2026 and thirteen weeks ended March 30, 2025 are comprised primarily of $3.4 million and $3.5 million, respectively, of share-based compensation awards to employees and directors associated with the 2020 Omnibus Equity Incentive Plan; $0.4 million and $2.2 million, respectively, of unrealized gains on mark-to-market adjustments of the Company’s commodity options; amortization of cloud computing, purchase commitments, certain lease adjustments, amortization of tolling assets, and other non-cash adjustments.

(8) Other income/(expense), net represents the Company’s non-operating income and expense related to interest income, fees associated with our receivable finance program, and mark-to-market on notional portion of interest rate swap not accounted for under interest rate hedge accounting, expense related to changes in the Company’s tax receivable liability, monetary conversion, other items not related to our operations.

(9) Includes $11.8 million and $7.9 million related to Core depreciation and amortization for the thirteen weeks ended March 29, 2026 and thirteen weeks ended March 30, 2025, respectively, interest expense excluding amortization of deferred financing fees, and other income/(expense) excluding the mark-to-market on the notional portion of our interest rate swap not accounted for under interest rate hedge accounting and gains or losses related to changes in the Company’s tax receivable liability. Income tax adjustment is calculated as (loss) income before taxes plus (i) acquisition, Step-Up depreciation and amortization and (ii) other non-cash and/or cash adjustments, multiplied by a normalized GAAP effective tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Loss. The normalized GAAP effective tax rate excludes one-time items such as the impact of tax rate changes on deferred taxes and changes in valuation allowances.

Depreciation & Amortization

	13-Weeks Ended
(dollars in millions)	March 29, 2026	March 30, 2025
Core D&A - Non-Acquisition-related included in Gross Profit	$8.9	$5.7
Step-Up D&A - Transaction-related included in Gross Profit	2.0	2.3
Depreciation & Amortization - included in Gross Profit	10.9	8.0

Core D&A - Non-Acquisition-related included in SG&A Expense	$2.9	2.2
Step-Up D&A - Transaction-related included in SG&A Expense	8.7	8.5
Depreciation & Amortization - included in SG&A Expense	11.6	10.7

Depreciation & Amortization - Total	$22.5	$18.7

Core Depreciation and Amortization	$11.8	$7.9
Step-Up Depreciation and Amortization	$10.7	10.8
Total Depreciation and Amortization	$22.5	$18.7

Trailing Twelve Months (TTM) Adjusted EBITDA

	FY 2025					2026
(dollars in millions)	Q1	Q2	Q3	Q4	FY 2025	Q1	TTM
Adjusted EBITDA	$45.1	$48.7	$60.3	$62.4	$216.5	$47.9	$219.3

Net Debt and Leverage Ratio

(dollars in millions)	As of March 29, 2026
Term Loan	$630.3
Real Estate Loan	56.4
ABL Facility	0.2
Equipment Loans and Finance Leases(1)	167.1
Gross Debt(2)	854.0
Cash and Cash Equivalents	73.7
Total Net Debt	$780.3

Last 52-Weeks Adjusted EBITDA	$219.3

Net Leverage Ratio(3)	3.6x

(1) Equipment loans and finance leases include leases accounted for as finance leases under US GAAP and loans for equipment.
(2) Includes Term Loan B, ABL Facility, Equipment Loans, and Finance Leases. Excludes amounts related to guarantees on IO loans which are collateralized by routes. The Company has the ability to recover substantially all of the outstanding IO loan value in the event of a default scenario, which historically has been uncommon.
(3) Based on trailing twelve month Adjusted EBITDA of $219.3 million.

Adjusted Free Cash Flow

	13-Weeks Ended
(dollars in millions)	March 29, 2026	March 30, 2025
Cash Flow From Operations	$(12.2)	$(20.2)
Capital Expenditures	(13.8)	(38.8)
Proceeds from sale of property and equipment	0.1	0.8
Adjusted Free Cash Flow	$(25.9)	$(58.2)